Exhibit 99.1

Renalytix plc

(“Renalytix” or the “Company”)

Issue of Shares

LONDON and SALT LAKE CITY – October 17, 2023 - Renalytix plc (NASDAQ: RNLX) (LSE: RENX), announces the repayment of $1.06 million of the Company’s convertible bond, further details of which were announced on 31 March 2022. The repayment is being made through the issue of 150,000 Ordinary Shares and 1,092,694 American Depositary Shares (“ADS”).

After settlement of the repayment, the principal remaining under the convertible bond will be reduced by $1.06 million to $14.84 million.

2,335,388 new ordinary shares of £0.0025 each in the capital of the Company (the "Ordinary Shares") will be issued to settle including the conversion of 1,092,694 ADSs (2,185,388 Ordinary Shares with each ADS representing two Ordinary Shares).

An application has been made to the London Stock Exchange for the new Ordinary Shares to be admitted to trading on AIM. It is expected that admission of the 2,335,388 new Ordinary Shares to trading on AIM will become effective on, or around, 8am UK time on 19 October 2023 ("Admission"). The new Ordinary Shares will rank pari passu with the existing Ordinary Shares of the Company.

Total voting rights

Following Admission, the Company will have 97,430,156 Ordinary Shares in issue with each share carrying the right to one vote. The Company has no Ordinary Shares held in treasury. The total number of voting rights in the Company following Admission will therefore be 97,430,156.

For further information, please contact:

Renalytix plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel (Nominated Adviser, Joint Broker)	Tel: 020 7710 7600
Alex Price / Nicholas Moore / Nick Harland / Samira Essebiyea

Investec Bank plc (Joint Broker)	Tel: 020 7597 4000
Gary Clarence / Shalin Bhamra

Walbrook PR Limited	Tel: 020 7933 8780 or renalytix@walbrookpr.com
Paul McManus / Lianne Applegarth / Alice Woodings	Mob: 07980 541 893 / 07584 391 303 / 07407 804 654

CapComm Partners
Peter DeNardo	Tel: 415-389-6400 or investors@renalytix.com

About Renalytix

Renalytix (NASDAQ: RNLX) (LSE: RENX) is an in-vitro diagnostics and laboratory services company that is the global founder and leader in the new field of bioprognosis™for kidney health. The leadership team, with a combined 200+ years of healthcare and in-vitro diagnostic experience, has designed its KidneyIntelX laboratory developed test to enable risk assessment for rapid progressive decline in kidney function in adult patients with T2D and early CKD (stages 1-3). We believe that by understanding how disease will progress, patients and providers can take action early to improve outcomes and reduce overall health system costs. For more information, visit www.renalytix.com.